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SEC 1473 (7-  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
97)           INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
              UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                                                                                      -------------------------
                                                                                            OMB APPROVAL
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB Number: 3235-0104
                             Washington, D.C. 20549                                   Expires: October 31, 2001

                                     FORM 3                                           Estimated average burden
                                                                                      hours per response...0.5
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                  -------------------------
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     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Shipley                              James                 E
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   (Last)                            (First)              (Middle)

3200 Bristol St. Ste. 710
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                                    (Street)

Costa Mesa                           CA                     92626
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

4/12/00
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

e-Net Financial.Com Corporation
(ennt)
________________________________________________________________________________
5.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [X]  Other (specify below)
          Chairman of the Board                     Chief Executive Officer

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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*    If the form is filed by more than one Reporting Person, SEE Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)




FORM 3 (continued)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
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Common Stock                                        See below #1
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Common Stock                                        See Below #2
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Common Stock                                        See Below #3
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:See Corporate Stock Compensation Program file with the SEC in the S-8 and S-8Pos filings

#1 Individual is eligible for stock bonus Plan

#2 Individual may defer up to 1/3 of his wages per quarter

#3 The Company has a Stock Compensation Plan, pursuant to that, the Plan Administrators may evaluate individual and grant a bonus of up to 35% of his annual wages


                               /s/ James E. Shipley                    4/25/2000
                          -------------------------------              ---------
                          **Signature of Reporting Person                 Date

 * If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations, SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for proceedure.